Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

CLEAN ENERGY FUELS CORP.

Clean Energy Fuels Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: At a meeting of the Board of Directors of the Corporation held on February 24, 2021 resolutions were duly adopted approving a proposed amendment to the Restated Certificate of Incorporation of the Corporation (as amended up to the date hereof, the “Restated Certificate”), declaring such amendment to be advisable and providing that such amendment be submitted to the stockholders of the Corporation for consideration thereof at the annual meeting of the stockholders of the Corporation to be held on June 14, 2021.

SECOND: The resolutions approving the proposed amendment to the Restated Certificate provide that the first and second sentences of Section A of Article 4 of the Restated Certificate be amended and restated to read in full as follows:

“This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock which this corporation is authorized to issue is 455,000,000 shares, 454,000,000 of which shall be Common Stock with a par value of $.0001 per share, and 1,000,000 of which shall be Preferred Stock with a par value of $.0001 per share.”

THIRD: Pursuant to the resolutions of the Board of Directors, at the annual meeting of the stockholders of the Corporation held on June 14, 2021, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares and stockholders as required by applicable law and by the Restated Certificate were voted in favor of such amendment.

FOURTH: Such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its officer thereunto duly authorized, this 14th day of June, 2021.

CLEAN ENERGY FUELS CORP.

By:	/s/ Andrew J. Littlefair
Name:	Andrew J. Littlefair
Title:	President and Chief Executive Officer